September 4, 2015

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	OncBioMunePharmaceuticals, Inc. (f.k.a. Quint Media, Inc.)
File Reference No. 000-52218

We were previously the independent registered public accounting firm for OncBioMune Pharmaceuticals, Inc. (f.k.a. Quint Media, Inc.) and under the date of May 28, 2015, we reported on the financial statements of Quint Media, Inc. as of February 28, 2015 and for the year then ended.

On September 4, 2015 we were dismissed as the independent registered public accounting firm. We have read OncBioMune Pharmaceuticals, Inc’s. (f.k.a. Quint Media, Inc.) disclosures included in Item 4.01 “Changes in Registrant’s Certifying Accountant” on OncBioMune Pharmaceuticals, Inc’s. (f.k.a. Quint Media, Inc.) Form 8-K dated August 27, 2015 to be filed with the Securities and Exchange Commission and we agree with such statements as they pertain to Salberg & Company, P.A.

Very truly yours,

SALBERG & COMPANY, P.A.

Certified Public Accountants and Consultants

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